Exhibit 99.1

LIBERTY GLOBAL TO PRESENT AT THE MORGAN STANLEY EUROPEAN TECHNOLOGY, MEDIA & TELECOM CONFERENCE

Denver, Colorado - November 10, 2020

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be presenting at the Morgan Stanley European Technology, Media and Telecom Conference, which will be held as a virtual event on Wednesday, November 18, 2020 at 12:20 p.m. Eastern Time. Liberty Global may make observations concerning its historical operating performance and outlook. The presentation will be webcast live at www.libertyglobal.com. We intend to archive the webcast under the Investor Relations section of our website for approximately 30 days.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:     Corporate Communications:
IR@libertyglobal.com    Communications@libertyglobal.com